EXHIBIT 99

SUPERIOR BANCORP
REPORTS RESULTS FOR FIRST QUARTER OF 2010

HIGHLIGHTS:

•	Deposits grew approximately 3.6% in the first quarter, to a new high of $2.75 billion.
•	Loans were relatively unchanged from the previous quarter-end, at $2.51 billion.
•	Capital Optimization Plan implementation continues.
•	Net loss of $5.7 million for the quarter, an improvement from the loss of $11.5 million in the fourth quarter of 2009.
•	Bank remains “well-capitalized.”

Birmingham, Alabama, May 6, 2010:  Superior Bancorp (NASDAQ: SUPR) today reported its first quarter 2010 results.  A summary of the results is provided below and in the attached financial data:

	As of and for the Quarters Ended
(Dollars in thousands, except per share data	March 31, 2010	December 31, 2009
Total assets	$3,344,357	$3,221,869
Total loans, net of unearned income	2,505,465	2,472,697
Total deposits	2,753,378	2,656,573
Stockholders’ equity	187,153	191,704
Net interest income	23,505	24,604
Net loss	(5,740)	(11,501)
Net (loss) income available to common stockholders (1)	(5,740)	10,880
Net (loss) income per common share (1)	(0.49)	0.94
Total branches	73	73

(1) December 31, 2009 includes a $23.1 million gain on exchange of TARP Preferred Stock into Trust Preferred debt

Comments on our First Quarter’s Performance

Stan Bailey, Chairman & CEO, stated, “Superior’s first quarter results reflect the challenges facing our industry in the Southeast as we continue to deal with the ‘Great Recession’ and its direct impact on our credit costs, which totaled over $11.7 million in the first quarter.  Our top priorities in 2010 are capital optimization, credit quality improvement and a return to profitability.  Based on work completed in the first quarter, we know the right amount of capital, the cost of improving the balance sheet and their respective impacts on the profitable performance of the company going forward.  With this knowledge, we believe the successful execution of these priorities during 2010 will significantly diminish the pressure our shareholder value has experienced over the past several years.”

Comparison of First Quarter of 2010 with Fourth Quarter of 2009

Net interest income declined from $24.6 million to $23.5 million, but this decline is largely the result of the conversion of $69 million of our outstanding Preferred Stock to Trust Preferred securities that took place late in the fourth quarter of 2009 (which resulted in dividends on preferred stock now being reported as interest expense).  Our net interest margin declined from 3.42% to 3.19%.  In addition to the effect of the preferred stock conversion, several other factors contributed to this decline, including maintaining significantly higher levels of short-term investments for liquidity purposes (which have inherently lower yields), the negative impact of loans being placed on non-accrual, and lower levels of non-interest bearing funds.  Deposit funding costs continued to decline, following the favorable trend demonstrated throughout the past several quarters. The dividend payments on preferred stock, which are now recorded as interest expense on trust preferred securities, reduced the net interest margin by approximately 0.22% on a taxable-equivalent basis. The effect on net interest margin of loans being placed on non-accrual status approximated 0.05% in the first quarter of 2010.  The total impact of non-accruals, including foregone interest, was approximately 0.39%.  We estimate that the cost of excess liquidity maintained in the first quarter was approximately 0.10%.

Non-interest income was $6.2 million for the quarter, essentially unchanged from the previous quarter, after adjusting both quarters to eliminate investment securities losses and derivatives transactions.  Mortgage banking income in the first quarter did increase significantly, to $2.0 million, as the result of an expansion of our mortgage operations, which is discussed later in this release.  This increase offsets a decline in service charge revenue.

Non-interest expense declined $3.2 million from the fourth quarter of 2009 to $29.8 million.  After eliminating credit costs for other real estate owned from both quarters, and a one-time increase in FDIC assessment costs in the fourth quarter of 2009, the expense levels for the two quarters were essentially flat.  We are pleased that we were able to achieve this, because the first quarter of 2010 includes the higher personnel expenses associated with the expansion of our mortgage operation, which was offset by expense reductions elsewhere.  We anticipate that the expanded mortgage operation should be solidly in the black in our second quarter.

Capital Optimization Plan

In late 2009, our shareholders approved an increase in authorized shares to 200 million, a preparatory step in our program to build our equity base.  In December of 2009, we retired the entire outstanding $69 million principal amount of TARP Preferred Stock in exchange for a like amount of newly issued Trust Preferred securities, which resulted in a $23 million accounting gain, resulting in an increase to tangible common equity.

Also during the first quarter, we agreed to exchange $7.5 million of privately held Trust Preferred securities into common equity.  The first portion ($3.5 million) of the exchange occurred in late April, 2010.  The remainder will convert later this year.

Expanded Mortgage Operations

At the end of last year, we announced that we had brought on board 60 mortgage originators and associated staff who came to us from an Alabama bank that had been taken into FDIC receivership.  This “no-cost” expansion of our mortgage operation affords us a tremendous opportunity in both Alabama and Florida — not only to increase shareholder value but also to help people achieve their dream of home ownership.  This move has approximately doubled our origination capability in Alabama, as well as significantly improved the efficiency of the secondary placement of our existing originations.  During the first quarter, we have begun to extend this capability by adding to our Florida mortgage origination team, which will be managed through this centralized activity.  Our expectations for this new venture are high, and we are optimistic that its payoff in terms of enhanced customer service and significantly increased contribution to our bottom line will prove that the expenses associated with the expansion are well- justified.

Credit Quality

Loans 30-89 days past due (DPD) and still accruing were 1.88% of total loans at quarter end compared to 1.84% at December 31, 2009.  Non-performing loans, including loans 90 DPD and still accruing, increased slightly to $178.0 million, or 7.1%, of total loans in the quarter, compared to 6.5% of total loans at December 31, 2009.  Of the non-performing loans, 27% are in Alabama, 67% in Florida and 6% elsewhere.  Of our $46.7 million OREO portfolio,  44% is in Alabama, 55% is in Florida, and 1% is elsewhere.  Net charge-offs for the quarter were $7.8 million, or an annualized rate of 1.27% of total loans. The provision for loan losses for the quarter was $9.1 million compared to a provision of $13.9 million in the fourth quarter of 2009.  The allowance for loan losses stands at $43.2 million, 1.72% of loans, up from $41.9 million at the end of the fourth quarter of 2009.

Balance Sheet

Loan demand in the first quarter was relatively flat, with total loans increasing slightly by 1.3% from December 31, 2009 to March 31, 2010.  We expect this slowed rate of loan growth to continue throughout 2010, due to the current condition of the economy.  We are very pleased with the continued growth in our deposit base, with deposits up 3.6% for the quarter, as we continue to experience the benefits of our de novo branching program and our focus on relationship banking.  Deposits at our 22 de novo branches reached $480 million at quarter-end. This expansion, initiated in 2006 and which continued into 2010 with the opening of our 22nd new branch, is the single largest contributing factor in the increase in liquidity in our bank, and in our demonstrated transformation of Superior from a transaction-based bank into a relationship-based bank.

Liquidity and Capital

Liquidity at Superior Bank remained excellent.  Federal Home Loan Bank borrowings were approximately 8.0% of deposits.  Brokered deposits, excluding CDARS, totaled approximately 6.6% of deposits.  Including CDARS, brokered deposits totaled less than 9% of deposits.

Although Superior Bank remains “well-capitalized” under regulatory guidelines, its capital ratios slipped during the quarter, with the total risk-based capital ratio standing at 10.11% at March 31, 2010.  We are responding to the decline in the capital ratio by instituting several initiatives we will implement during the second quarter including a repositioning of our securities portfolio, the program to raise bank-level debt capital noted above, and other measures that we expect to enable us to increase this ratio during the second quarter, while allowing us to continue servicing our customers’ credit needs.

About Superior Bancorp

Superior Bancorp is a $3.3 billion thrift holding company headquartered in Birmingham, and the second largest bank holding company headquartered in Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank that currently has 73 branches, with 45 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this Quarterly Report on Form 10-Q, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements.  These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) increases in FDIC deposit insurance premiums and assessments; (4) inflation, interest rate, market and monetary fluctuations; (5) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (6) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (7) the willingness of users to substitute competitors’ products and services for our products and services; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (10) our focus on lending to small to mid-size community-based businesses, which may increase our credit risk; (11) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (12) technological changes; (13) changes in consumer spending and savings habits; (14) the effect of natural or environmental disasters, such as, among other,  hurricanes and oil spills in our geographic markets; (15) regulatory, legal or judicial proceedings; (16) the continuing instability in the domestic and international capital markets; (17) the effects of new and proposed laws relating to financial institutions and credit transactions;  (18) the effects of policy initiatives that have been and may continue to be  introduced by the Presidential administration or Congress and related regulatory actions; and (19) our success in any new capital financing activities we may undertake.  If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this annual report. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.  We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	March 31,		December 31,
	2010	2009	2009
	(Unaudited)
Assets
Cash and due from banks	$50,529	$77,498	$74,020
Interest-bearing deposits in other banks	113,531	39,309	23,714
Federal funds sold	2,129	2,455	2,036
Total cash and cash equivalents	166,189	119,262	99,770
Investment securities available-for-sale	324,823	328,708	286,310
Tax lien certificates	15,832	18,804	19,292
Mortgage loans held-for-sale	54,367	40,628	71,879
Loans, net of unearned income	2,505,465	2,359,299	2,472,697
Less: Allowance for loan losses	(43,190)	(29,871)	(41,884)
Net loans	2,462,275	2,329,428	2,430,813
Premises and equipment, net	102,485	105,521	104,022
Accrued interest receivable	15,181	15,108	15,581
Stock in FHLB	18,212	19,337	18,212
Cash surrender value of life insurance	50,616	48,718	50,142
Intangible assets	15,720	19,963	16,694
Other real estate	46,679	25,609	41,618
Other assets	71,978	58,383	67,536
Total assets	$3,344,357	$3,129,469	$3,221,869

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$263,546	$253,447	$257,744
Interest-bearing	2,489,832	2,254,218	2,398,829
Total deposits	2,753,378	2,507,665	2,656,573
Advances from FHLB	218,323	243,322	218,322
Security repurchase agreements	1,201	1,737	841
Notes payable	46,032	45,575	45,917
Subordinated debentures	84,413	60,829	84,170
Accrued expenses and other liabilities	53,857	24,907	24,342
Total liabilities	3,157,204	2,884,035	3,030,165

Stockholders' Equity
Preferred stock, par value $.001 per share; shares authorized 5,000,000: Series A, fixed rate cumulative perpetual preferred stock; -0-, 69,000 and -0- shares issued and outstanding at March 31, 2010 and 2009 and December 31, 2009, respectively	-	-	-
Common stock, par value $.001 per share; shares authorized 200,000,000, 15,000,000 and 200,000,000 at March 31, 2010 and 2009 and December 31, 2009, respectively; shares issued 11,687,406, 10,427,981, and 11,673,837, respectively; outstanding 11,687,406, 10,099,893 and 11,667,794, respectively	12	10	12
Surplus - preferred	-	63,259	-
- warrants	8,646	8,646	8,646
- common	322,189	329,600	322,043
Accumulated deficit	(136,630)	(134,621)	(130,889)
Accumulated other comprehensive loss	(6,829)	(9,550)	(7,825)
Treasury stock, at cost	-	(11,341)	-
Unearned ESOP stock	(219)	(398)	(263)
Unearned restricted stock	(16)	(171)	(20)
Total stockholders' equity	187,153	245,434	191,704
Total liabilities and stockholders' equity	$3,344,357	$3,129,469	$3,221,869

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of  Operations
(Amounts In Thousands, Except Per Share Data)

	As of and for the Three Months Ended			Year Ended
	March 31,		December 31,	December 31,
	2010	2009	2009	2009
	(Unaudited)
Interest income
Interest and fees on loans	$36,342	$34,952	$36,966	$144,660
Interest on investment securities:
Taxable	2,911	4,009	2,937	14,085
Exempt from Federal income tax	312	428	315	1,610
Interest on federal funds sold	1	5	1	9
Interest and dividends on other investments	372	362	429	1,718
Total interest income	39,938	39,756	40,648	162,082
Interest expense
Interest on deposits	11,525	14,893	12,043	54,360
Interest on FHLB advances and other borrowings	2,522	2,342	2,539	10,097
Interest on subordinated debt	2,386	1,193	1,462	5,063
Total interest expense	16,433	18,428	16,044	69,520
Net interest income	23,505	21,328	24,604	92,562
Provision for loan losses	9,127	3,452	13,947	28,550
Net interest income after provision for loan losses	14,378	17,876	10,657	64,012

Noninterest income
Service charges and fees on deposits	2,216	2,387	2,606	10,112
Mortgage banking income	2,010	1,691	1,617	7,084
Investment securities (losses) gains
Gain on sale of investment securities	-	-	-	5,644
Total other-than-temporary impairment ("OTTI") losses	(200)	(10,504)	(2,410)	(23,079)
Portion of OTTI recognized in other comprehensive loss	2	4,659	1,813	7,333
Investment securities losses	(198)	(5,845)	(597)	(10,102)
Change in fair value of derivatives	210	(199)	(995)	(826)
Increase in cash surrender value of life insurance	568	515	575	2,198
Other income	1,406	1,216	1,302	5,113
Total noninterest income	6,212	(235)	4,508	13,579

Noninterest expenses
Salaries and employee benefits	14,200	12,309	12,988	49,962
Occupancy, furniture and equipment expense	4,763	4,416	5,246	18,643
Amortization of core deposit intangibles	870	985	985	3,941
FDIC assessment	1,380	457	3,038	6,348
Foreclosure losses	2,577	569	4,462	8,116
Other operating expenses	6,019	5,327	6,266	23,475
Total noninterest expenses	29,809	24,063	32,985	110,485

Loss before income taxes	(9,219)	(6,422)	(17,820)	(32,894)
Income tax benefit	(3,479)	(2,848)	(6,319)	(13,005)
Net loss	(5,740)	(3,574)	(11,501)	(19,889)

Preferred stock dividends and amortization	-	(1,143)	(716)	(4,193)
Gain on exchange of preferred stock for subordinated debt	-	-	23,097	23,097
Net (loss) income applicable to common sharehoders	$(5,740)	$(4,717)	$10,880	$(985)

Basic (loss) income per common share	$(0.49)	$(0.47)	$0.94	$(0.09)
Diluted (loss) income per common share	$(0.49)	$(0.47)	$0.92	$(0.09)

Weighted average common shares outstanding	11,645	10,053	11,621	10,687
Weighted average common shares outstanding, assuming dilution	11,645	10,053	11,801	10,687

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three Months Ended						As of and for the Year
	March 31,				December 31,		December 31,
	2010		2009		2009		2009
Selected Average Balances :
Total assets	$3,272,623		$3,099,054		$3,182,290		$3,153,395
Total liabilities	3,080,927		2,847,465		2,948,553		2,909,778
Loans, net of unearned income	2,492,209		2,342,025		2,453,785		2,401,805
Mortgage loans held-for-sale	46,350		50,120		58,656		61,309
Investment securities	284,051		342,253		292,779		313,514
Total interest-earning assets	2,952,961		2,799,389		2,875,287		2,846,345
Noninterest-bearing deposits	262,139		231,547		256,320		246,428
Interest-bearing deposits	2,444,838		2,200,143		2,338,908		2,289,900
Advances from FHLB	218,322		319,323		220,821		252,187
Federal funds borrowed and security repurchase agreements	1,277		3,073		1,440		2,057
Subordinated debentures	84,255		60,852		66,038		62,117
Total interest-bearing liabilities	2,798,066		2,597,371		2,676,494		2,646,039
Stockholders' equity	191,696		251,589		233,737		243,617

Per Share Data:
Net (loss) income - basic	$(0.49)		$(0.47)		$0.94		$(0.09)
-diluted (5)	$(0.49)		$(0.47)		$0.92		$(0.09)
Weighted average common shares outstanding - basic	11,645		10,053		11,621		10,687
Weighted average common shares outstanding - diluted (5)	11,645		10,053		11,801		10,687
Common book value per share at period end	$15.27		$17.18		$15.69		$15.69
Tangible common book value per share at period end	$13.93		$15.20		$14.26		$14.26
Preferred shares outstanding at period end	-		69		-		-
Common shares outstanding at period end	11,687		10,100		11,668		11,668

Performance Ratios and Other Data:
Return on average assets (1)	(0.71	) %	(0.46	) %	(1.43	) %	(0.63	) %
Return on average tangible assets (1)	(0.71)		(0.46)		(1.44)		(0.63)
Return on average stockholders' equity (1)	(12.14)		(5.64)		(19.52)		(8.16)
Return on average tangible equity (1)	(13.26)		(6.14)		(21.07)		(8.85)
Net interest margin (1)(2)(3)	3.19		3.12		3.42		3.28
Net interest spread (1)(3)(4)	3.06		2.91		3.25		3.09
Average loan to average deposit ratio	93.78		98.37		96.81		97.11
Average interest-earning assets to average
interest-bearing liabilities	105.54		107.78		107.43		107.57
Core deposit intangible ("CDI") and other intangibles	$15,720		$19,963		$16,694		$16,694

Assets Quality Ratios:
Nonaccrual loans	$167,490		$68,311		$155,631		$155,631
Accruing loans 90 days or more delinquent	10,477		5,923		3,920		3,920
Other real estate owned and repossessed assets	47,054		25,983		41,998		41,998
Total nonperforming assets ("NPAs")	223,881		100,217		201,549		201,549
Restructured loans, not included in total NPAs, net of specific allowance	133,707		12,265		110,777		110,777
Net loan charge-offs	7,821		2,431		6,400		15,516
Allowance for loan losses to nonperforming loans	24.42%		40.24%		26.25%		26.25%
Allowance for loan losses to loans, net of unearned income	1.72%		1.27%		1.69%		1.69%
NPA to loans plus NPAs, net of unearned income	8.77%		4.20%		8.01%		8.01%
NPAs to total assets	6.69%		3.20%		6.26%		6.26%
Net loan charge-offs to average loans (1)	1.27%		0.42%		1.03%		0.65%
Net loan charge-offs as a percentage of:
Provision for loan losses	85.70%		70.43%		45.89%		54.35%
Allowance for loan losses (1)	73.44%		33.01%		60.62%		37.04%

(1) Annualized for the three-month periods ended March 31, 2010, March 31, 2009 and December 31, 2009.
(2) Net interest income divided by average earning assets.
(3) Calculated on a taxable equivalent basis.
(4) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) Common stock equivalents of 463,871, 86,663, and 159,561 were not included in computing diluted earnings per share for the three-month periods ending March 31, 2010 and 2009 and the twelve-month period ending December 31, 2009, respectively, because their effects were antidilutive.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Data)

	For the Three-Months Ended
	March 31,		% Change
Reconciliation Table	2010	2009	QTD
Core noninterest income (non-GAAP)	$6,200	$5,809	6.7%
Investment securities losses	(198)	(5,845)	-96.6%
Change in fair value of derivatives	210	(199)	NCM

Total noninterest income (GAAP)	$6,212	$(235)	NCM

Core noninterest expense (non-GAAP)	$25,852	$23,037	12.2%
FDIC assessment	1,380	457	NCM
Foreclosure losses	2,577	569	NCM

Total noninterest expense (GAAP)	$29,809	$24,063	23.9%

	As of
	March 31,		December 31,
	2010	2009	2009
Total stockholders' equity (GAAP)	$187,153	$245,434	$191,704
Intangible assets (GAAP)	15,720	19,963	16,694
Carrying value of warrants	8,646	8,646	8,646
Liquidation value of preferred equity	-	63,259	-
Total tangible common equity (non-GAAP)	$162,787	$153,566	$166,364

Common shares outstanding	11,687	10,100	11,668

Tangible common book value per share at period end	$13.93	$15.20	$14.26

NCM - Not considered meaningful.